Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated March 10, 2021 in connection with their beneficial ownership of Falcon Capital Acquisition Corp. Each of Columbia Small Cap Growth Fund I and Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Paul Goucher

Name:	Paul Goucher
Title:	Senior Vice President and Assistant General Counsel

Columbia Management Investment Advisers, LLC

By:	/s/ Paul Goucher

Name:	Paul Goucher
Title:	Senior Vice President and Assistant Secretary

Columbia Small Cap Growth Fund I

By:	/s/ Paul Goucher

Name:	Paul Goucher
Title:	Senior Vice President and Assistant Secretary